UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box: ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INNOCOLL HOLDINGS
PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials:

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On April 4, 2017, Innocoll Holdings plc, a public limited company incorporated in Ireland (“Innocoll” or the “Company”) and Gurnet Point L.P. (acting through its general partner Waypoint International GP LLC) (“Gurnet Point”) announced that they had reached agreement on the terms of a recommended offer to be made by Gurnet Point, through Lough Ree Technologies Limited (“Gurnet Bidco”), its wholly owned subsidiary, for the entire issued and to be issued ordinary share capital of the Company (the “Acquisition”). As outlined in that announcement, the Acquisition is to be implemented by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014.

This Schedule 14A consists of a joint communication made available on May 30, 2017 from the Company and Gurnet Bidco to holders of restricted stock units, stock options and restricted shares relating to the Acquisition and transactions contemplated thereby.

Announcement relating to despatch of Rule 15 Proposals

Gurnet Point L.P. (acting through its general partner, Waypoint International GP LLC) (“Gurnet Point”) and Innocoll Holdings plc (NASDAQ: INNL) (“Innocoll”) announced today that in relation to Gurnet Point’s proposed acquisition of Innocoll through its wholly owned subsidiary, Lough Ree Technologies Limited (“Gurnet Bidco”), previously announced on April 4, 2017, Gurnet Bidco and Innocoll have jointly despatched proposals to the holders of convertible securities of Innocoll in accordance with the requirements of Rule 15 of the Irish Takeover Rules (the “Rule 15 Proposals”).

The Rule 15 Proposals are being made available for inspection on www.gurnetpointlpoffer.com and on www.innocoll.com in accordance with Rule 26 of the Irish Takeover Rules. For the avoidance of doubt, the content of such websites is not incorporated into, and does not form part of, this announcement.

Rule 15 Proposals

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you should consult an independent financial adviser who, if you are taking advice in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended) or the Investment Intermediaries Act 1995 (as amended) or, if you are taking advice elsewhere, is an appropriately authorised independent financial adviser.

This document should be read in conjunction with the definitive proxy statement (File No. 001-37720) dated May 10, 2017 (the “Proxy Statement”), filed by Innocoll with the SEC and delivered to Innocoll Shareholders setting out the terms of a recommended offer for Innocoll to be implemented by means of a Scheme of Arrangement under Part 9 of the Irish Companies Act 2014.

Unless the context otherwise requires, terms defined in the Proxy Statement shall have the same meaning in this document as are given to them in the Proxy Statement.

Proposals

to the

(i) holders of Innocoll RSUs, (ii) holders of Innocoll Options,

(iii) holders of German Options and

(iv) holders of Innocoll Restricted Shares

in connection with the

RECOMMENDED OFFER

FOR

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

BY

GURNET POINT L.P.

ACTING THROUGH ITS GENERAL PARTNER

WAYPOINT INTERNATIONAL GP LLC

(through Lough Ree Technologies Limited (“Gurnet Bidco”), its wholly owned subsidiary)

to be implemented by means of a Scheme of Arrangement

under Chapter 1 of Part 9 of the Irish Companies Act 2014

This document does not constitute an offer to purchase, sell, subscribe for or exchange or the solicitation of an offer to purchase, sell, subscribe for or exchange any securities in any jurisdiction pursuant to the Acquisition or otherwise.

The release, publication or distribution of this document and any accompanying documents in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this document and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any action taken in relation to the Acquisition should be taken only on the basis of all of the information contained in this document, the Proxy Statement and any other document by which the Acquisition and Scheme are effected.

The attention of the (i) holders of Innocoll RSUs (ii) holders of Innocoll Options, (iii) holders of German Options, and (iv) holders of Innocoll Restricted Shares who are resident in, or citizens of, or who have a contractual or legal obligation to forward this document to Persons in Restricted Jurisdictions is drawn to paragraph 10 of Part 3 (Information Required under Section 452 of the Act) of the Proxy Statement.

Any Person who is interested in 1% or more of relevant Innocoll securities may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules. Further detail on these requirements is contained in the Proxy Statement.

The Innocoll Directors accept responsibility for the information contained in this document, other than: (i) information relating to Gurnet Point, Gurnet Bidco, Gurnet Point Capital, the Gurnet Point Group, and the directors of Gurnet Bidco and the managers of Waypoint International (in its capacity as general partner of Gurnet Point) and the members of their immediate families, related trusts and persons connected with them (except for statements made by Innocoll in respect of any of the foregoing, for which the Innocoll Directors accept responsibility); and (ii) statements made by Gurnet Point or Gurnet Bidco in respect of Innocoll. To the best of the knowledge and belief of the Innocoll Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Gurnet Bidco and the managers of Waypoint International (in its capacity as general partner of Gurnet Point) accept responsibility for: (i) the information contained in this document relating to Gurnet Point, Gurnet Bidco, Gurnet Point Capital, the Gurnet Point Group, and the directors of Gurnet Bidco and the managers of Waypoint International (in its capacity as general partner of Gurnet Point) and the members of their immediate families, related trusts and persons connected with them (except for statements made by Innocoll in respect of any of the foregoing, for which the Innocoll Directors accept responsibility); and (ii) statements made by Gurnet Point or Gurnet Bidco in respect of Innocoll. To the best of the knowledge and belief of the directors of Gurnet Bidco and the managers of Waypoint International (in its capacity as general partner of Gurnet Point) (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Piper Jaffray & Co., which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority, is acting as financial adviser exclusively for Innocoll and for no one else in connection with the Acquisition and the other matters referred to in this document, and will not be responsible to anyone other than Innocoll for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this document.

Piper Jaffray has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this document are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements can typically be identified by the use of forward-looking terminology such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or Innocoll and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or Innocoll and discussions of Gurnet Point’s, Gurnet Bidco’s or Innocoll’s business plans. Any and all forward-looking statements in this document made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this document and any and all forward-looking statements in this document made by Innocoll are based upon information known to Innocoll on the date of this document. In particular, any statements made in this document as to Gurnet Point’s and / or Gurnet Bidco’s approach and plans for growth of Innocoll’s business, which statements are based on certain assumptions as to economic, business and operational conditions prevailing at the time of this document. If these conditions are significantly different from the ones envisaged at the date hereof, Gurnet Point and / or Gurnet Bidco may need to make changes in its approach and plans. Except as expressly required by law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although none of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that any of Gurnet Point, Gurnet Bidco or Innocoll may make directly to you or through reports that any of Gurnet Point, Gurnet Bidco or Innocoll, in the future, may file with the SEC. Unless otherwise indicated, the information in this document is as of May 30, 2017.

It is not reasonably possible to itemize all of the many factors and specific events that could cause the forward-looking statements in this document to be correct or that could otherwise have a material effect on the future operations or results of Innocoll. Further information on the primary risks of Innocoll’s business and the risk management of Innocoll is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

Important Additional Information About the Acquisition and Where To Find it

Gurnet Point, Gurnet Bidco and Innocoll are parties to the Transaction Agreement. In connection with the Acquisition, Innocoll filed the Proxy Statement with the SEC on May 11, 2017 and on May 12, 2017 it began mailing the Proxy Statement to Innocoll Shareholders. Innocoll may also file other documents with the SEC regarding the Acquisition. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT), ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INNOCOLL, THE ACQUISITION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Innocoll with the SEC free of charge at www.sec.gov/edgar. In addition, investors and shareholders are able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Innocoll at www.innocoll.com or by contacting Robin DeRogatis, Vice President, Global HR, Innocoll, by email to rderogatis@innocoll.com.

Participants in the Solicitation

Innocoll, Gurnet Point and Gurnet Bidco and certain of their respective directors, officers and employees may be considered participants in the solicitation of proxies from the shareholders of Innocoll in respect of the Acquisition. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Innocoll Shareholders in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. Information regarding Innocoll’s directors and executive officers is contained in Amendment No. 1 to Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K/A”), which is filed with the SEC. Information concerning the interests of Innocoll’s participants in the solicitation, which may, in some cases, be different than those of Innocoll’s shareholders generally, is set forth in the Form 10-K/A and the Proxy Statement, each of which have been filed with the SEC.

No Offer or Solicitation

This document is not intended to, and does not, constitute or form part of any offer to purchase, sell, subscribe for, exchange or otherwise dispose of, or the solicitation of an offer to purchase, sell, subscribe for, exchange or dispose of, or an invitation to purchase, sell, subscribe for, exchange or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, to or from any person to whom it is unlawful to make any such offer, invitation or solicitation in such jurisdiction nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document does not constitute a prospectus or an equivalent document.

Revision / Increase

Nothing in this document shall restrict the ability of Gurnet Point and / or Gurnet Bidco to revise or increase the terms of the Acquisition.

Joint Letter from Gurnet Bidco and Innocoll

Lough Ree Technologies Limited	Innocoll Holdings Public Limited Company

Registered Office:	Registered Office:

70 Sir John Rogerson’s Quay Dublin 2 Ireland	Unit 9, Block D Monksland Business Park Monksland, Athlone Co. Roscommon Ireland

Registered in Ireland No. 544604

Registered in Ireland No. 594503

Board:	Board:

Christopher Viehbacher	Jonathan Symonds (Chairman)

Donald Travis Wilson	Shumeet Banerji

Gordon Douglas McNair	Anthony P. Zook

Gretchen McCarey	David R. Brennan

James Singleton	James Culverwell
Rolf D. Schmidt

Joseph Wiley

May 30, 2017

To the (i) holders of Innocoll RSUs, (ii) holders of Innocoll Options, (iii) holders of German Options and (iv) holders of Innocoll Restricted Shares.

1	Introduction

1.1
On April 4, 2017 Innocoll and Gurnet Point announced that they had reached agreement on the terms of a recommended offer to be made by Gurnet Point (acting through its general partner, Waypoint International), through Gurnet Bidco, for the entire issued and to be issued ordinary share capital of Innocoll.

The Acquisition will be effected by way of a scheme of arrangement between Innocoll and the Scheme Shareholders under Chapter 1 of Part 9 of the Act, the terms of which are set out in the Proxy Statement dated May 10, 2017, which was despatched to Innocoll Shareholders on May 12, 2017. Regardless of whether you are an Innocoll Shareholder, as the holder of an Innocoll RSU, Innocoll Option, Innocoll Restricted Share and/or German Option, you should have received a copy of the Proxy Statement by way of information.

The Acquisition and the Scheme are subject to the Conditions and further terms set out in Part 5 (Conditions and Further Terms of the Acquisition and the Scheme) of the Proxy Statement. It is anticipated that, subject to the satisfaction or waiver of these conditions, the Acquisition will become effective prior to the end of the third quarter of 2017.

1.2
Subject to the Conditions and further terms set out in Part 5 (Conditions and Further Terms of the Acquisition and the Scheme) of the Proxy Statement, under the terms of the Acquisition, Innocoll Shareholders will receive for each Innocoll Share:

$1.75 in cash and a contingent value right (“CVR”) that represents a contractual right to receive payments up to a maximum aggregate amount of $4.90 in cash upon, and subject to, the occurrence of certain CVR Payment Events (together, the “Consideration”).

Details of the CVR Payment Events (including applicable time periods for the achievement thereof) are set out in the Proxy Statement.

1.3
Under the Irish Takeover Rules, in connection with the Acquisition, appropriate proposals are required to be made to the holders of Innocoll RSUs, the holders of Innocoll Options, the holders of German Options and the holders of Innocoll Restricted Shares. This document sets out those proposals and answers some questions you may have.

1.4	The provisions set out in the Appendix to this letter form part of this letter.

2	Will I receive a payment for my Innocoll RSUs (restricted stock units) as a result of the completion of the Acquisition?

2.1
Yes. If you hold Innocoll RSUs, as a result of the completion of the Acquisition they will be cancelled and you will be entitled to receive the Consideration (including the cash payment of $1.75 per Innocoll Share, less Taxes and required deductions) for each Innocoll Share underlying your Innocoll RSUs. As a result of the completion of the Acquisition, you will be entitled to receive the Consideration regardless of whether or not your Innocoll RSUs were vested or unvested as of immediately prior to the Effective Time.

A more detailed description of the treatment of Innocoll RSUs is set out in paragraph 5 of this letter.

3	Will I receive a payment for my Innocoll Options as a result of the completion of the Acquisition?

3.1
Unless your Innocoll Options are Innocoll Superior Options (i.e., have an exercise price equal to or less than $6.65), you will not be entitled to receive the Consideration or any other payment as a result of the completion of the Acquisition because the exercise price of your Innocoll Option is higher than the maximum cash payment under the terms of the Acquisition of $6.65 per Innocoll Share (the sum of the $1.75 cash payment that will be paid per Innocoll Share in accordance with and subject to the terms and conditions of the Scheme and the Acquisition following completion of the Acquisition and the maximum aggregate cash payment of $4.90 per CVR that may be paid in the future in accordance with and subject to the terms of the CVR Agreement) that Innocoll Shareholders may receive in connection with the completion of the Acquisition in accordance with and subject to the terms and conditions of the Scheme and the Acquisition.

Underwater Options – Exercise price greater than $6.65 – no payment or potential value to you – no action required of you: If your Innocoll Option has an exercise price greater than $6.65, your Innocoll Option is ‘underwater’ because the amount it would cost you to exercise the option is greater than the maximum aggregate cash payment under the terms of the Acquisition that you could receive for the underlying Innocoll Shares as a result of the completion of the Acquisition. Innocoll Underwater Options will be cancelled upon or prior to completion of the Acquisition and you will not be entitled to receive any payment or other benefit as a result of the Acquisition. If the terms of your Innocoll Underwater Options do not allow the options to be cancelled, your options will remain outstanding following the Acquisition; however, if you were to elect to exercise such options following the Acquisition (which would require you to pay the exercise price from your own funds), Gurnet Bidco will be entitled to repurchase the Innocoll Shares issued upon such exercise in exchange for the same consideration received by Innocoll Shareholders under the Scheme (which will not exceed $6.65 per Innocoll Share under the terms of and subject to the conditions of the Acquisition and the Scheme following completion of the Acquisition and in accordance with and subject to the terms of the CVR Agreement).

Potentially in-the-money or “Superior Options” – Exercise price equal to or less than $6.65 – potential future value but immediate cost to you to exercise and risk of overall financial loss. If your Innocoll Option has an exercise price equal to or less than $6.65 it is an “Innocoll Superior Option.” Depending on the achievement of the CVR Payment Events in accordance with and subject to the terms of the CVR Agreement, there is a possibility that the maximum aggregate cash payment under the terms of the Acquisition in respect of Innocoll Shares will exceed the exercise price of your Innocoll Superior Options. Accordingly, your Innocoll Superior Option may have value for you in the maximum amount of up to $6.65 less the exercise price of your Innocoll Option.

However, in order to have the opportunity to receive such value, you will have to now pay the exercise price of your Innocoll Superior Option in cash from your own funds in order to exercise your Innocoll Superior Option in connection with the Acquisition in accordance with the procedures set forth in paragraph 5.2 of this document. If you make such election, you will receive the Consideration for each Innocoll Share underlying your Innocoll Superior Options (i.e., a cash payment of $1.75 in accordance with and subject to the terms and conditions of the Scheme and the Acquisition following completion of the Acquisition, plus a CVR, which will represent a contractual right to receive further payments in cash under the terms of the Acquisition up to a maximum aggregate amount of $4.90, if and only if one or more CVR Payment Events occurs in the future and in accordance with and subject to the terms of the CVR Agreement).

In determining whether to exercise your Innocoll Superior Options, you should read the description of the CVR Payment Events contained in the Proxy Statement and the form of CVR Agreement attached thereto. There is no guarantee that any of the CVR Payment Events will be achieved or that any payments will be made under the CVRs. Accordingly, if you elect to exercise your Innocoll Superior Option, it is possible that the exercise price you pay will be greater than the cash payments you receive with respect to the Consideration.

A more detailed description of the treatment of Innocoll Options is set out in paragraph 5 of this letter.

4	How can I confirm my holdings of Innocoll RSUs and/or Innocoll Options?

Enclosed with this document is a summary showing your holdings of Innocoll RSUs and Innocoll Options based on Innocoll’s records and assuming the Effective Time occurs on July 24, 2017.

IMPORTANT: IF YOU BELIEVE THAT ANY OF THE DETAILS ABOUT YOUR INNOCOLL RSUs AND/OR INNOCOLL OPTIONS SHOWN ON YOUR INDIVIDUAL STATEMENT ARE INCORRECT OR INCOMPLETE, PLEASE CONTACT ROBIN DEROGATIS, VICE PRESIDENT GLOBAL HR, INNOCOLL, by email to rderogatis@innocoll.com.

If you hold German Options and wish to confirm details of those options, please contact ROBIN DEROGATIS, VICE PRESIDENT GLOBAL HR, INNOCOLL, by email to rderogatis@innocoll.com.

5	The Rule 15 Proposals

The Rule 15 Proposals being made in respect of the Innocoll RSUs, Innocoll Options, German Options and Innocoll Restricted Shares (each a “Proposal”), as well as questions and answers to some questions you may have in relation to the Proposals are set out in this paragraph 5.

You need concern yourself only with the Proposal(s) that apply to the type(s) of award that you hold.

5.1	Innocoll RSUs – Automatically accelerated and cancelled in exchange for the Consideration (less Taxes)

5.1.1	Proposal:

Innocoll RSUs that are outstanding immediately prior to the Effective Time, will accelerate, terminate and be cancelled and cease to have any force or effect as of immediately prior to the Effective Time in exchange for the right to receive the Consideration for each Innocoll Share which was subject to such Innocoll RSU, subject to and in accordance with the terms and conditions of the Acquisition and the Scheme. The Cash Consideration payable to you will be paid through Innocoll’s payroll on the next scheduled Innocoll payroll date following the Effective Time, net of any Taxes withheld and required deductions.

5.1.2	When will I receive the cash payment(s) for my cancelled Innocoll RSUs?

Subject to completion of the Acquisition, the cash payment of $1.75 for each Innocoll Share that was subject to your cancelled Innocoll RSUs will be paid to you through Innocoll’s payroll on the next scheduled payroll date following the Effective Time, net of any Taxes withheld and required deductions.

Under the CVR Agreement, if and only if any of the CVR Payment Events occur in the future, you will be entitled to receive further cash payment(s) under the terms of the Acquisition up to a maximum aggregate amount of $4.90 in cash in respect of each CVR received, subject to and in accordance with the terms of the CVR Agreement.

5.1.3	What if I hold Innocoll RSUs and my employment with Innocoll ends before the Acquisition is completed?

In order to receive the Consideration for your Innocoll RSUs you must continue to hold your Innocoll RSUs as of immediately prior to the Effective Time of the Acquisition. If your employment with Innocoll ends before the Effective Time, your Innocoll RSUs will lapse in accordance with Innocoll’s 2016 Omnibus Incentive Compensation Plan.

5.1.4	If I hold Innocoll RSUs and my employment with Innocoll ends after the Acquisition is completed will I lose my rights to any future payments under the CVR Agreement?

No. Your right to receive payments upon the occurrence of a CVR Payment Event in accordance with the terms of the CVR Agreement with respect to any CVRs you receive as part of the consideration for your Innocoll RSUs will not be affected if your employment with Innocoll ends after the Acquisition is completed.

5.1.5	What do I have to do now to make sure that I receive the payment(s) for my Innocoll RSUs in connection with the Acquisition following completion of the Acquisition?

Nothing. Cancellation of your Innocoll RSUs in exchange for your right to receive the Consideration will occur automatically in accordance with this Proposal and the terms and conditions of the Transaction Agreement, the Acquisition and the Scheme.

5.2
Innocoll Superior Options (potentially in-the-money options) – exercise price equal to or less than $6.65 - pay the exercise price now to exercise (with immediate financial cost to you) and receive the Consideration but risk overall financial loss or cancellation with no payment to you

5.2.1	Proposal:

To the extent your Innocoll Superior Option(s) are not already vested and exercisable, they will become fully vested, subject to and conditional upon the sanction by the High Court of the Scheme (without material modification). You will be entitled to exercise your Innocoll Superior Options (regardless of whether previously vested or unvested) in connection with the Acquisition by giving notice of your election to exercise the option at any time beginning upon your receipt of this Proposal and ending immediately prior to the Effective Time. If you elect to so exercise your Innocoll Superior Options, such exercise will be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification) and will be made during the period commencing immediately after the making of the Court Order and ending immediately prior to the Effective Time. If you duly exercise your Innocoll Superior Options during this exercise period (including payment of the relevant exercise price), you will be issued the number of Innocoll Shares underlying such options immediately prior to the Scheme becoming effective. Each Innocoll Share so issued will therefore be subject to the terms of the Scheme and you will be entitled, as of the Effective Time, to receive the Consideration therefor (subject to and in accordance with the terms and conditions of the Scheme and the Acquisition following completion of the Acquisition and subject to and in accordance with the terms of the CVR Agreement). The Cash Consideration payable to you with respect to any so exercised Innocoll Superior Options will be paid through Innocoll’s payroll on the next scheduled Innocoll payroll date, net of any Taxes withheld. If you do not properly exercise your Innocoll Superior Options as set forth in this paragraph 5.2.1, at the Effective Time your Innocoll Superior Options will be cancelled and have no further effect and you will not receive the Consideration.

5.2.2	What would I receive if I elected to exercise my Innocoll Superior Options?

You would be entitled to receive the Consideration with respect to each Innocoll Share underlying any duly exercised Innocoll Superior Options subject to and in accordance with the terms and conditions of the Scheme and the Acquisition. This means you would have the right to receive a cash payment of $1.75 (in accordance with and subject to the terms and conditions of the Scheme and the Acquisition following completion of the Acquisition) and you would also have the right to receive a CVR (representing a contractual right to receive further payments under the terms of the Acquisition up to a maximum aggregate amount of $4.90 in cash per CVR, in accordance with and subject to the terms of the CVR Agreement and if and only if one or more CVR Payment Events occur in the future) for each Innocoll Share issued upon the exercise of your option. The Cash Consideration payable to you would be paid through Innocoll’s payroll on the next scheduled Innocoll payroll date, net of any Taxes withheld and required deductions.

5.2.3	What are the costs and risks of electing to exercise my Innocoll Superior Options?

If you decide to exercise your Innocoll Superior Options, you must pay the exercise price prior to the Effective Time. You will therefore immediately incur a financial cost which will exceed the cash payment element of the Consideration of $1.75 per Innocoll Share, which will be payable in accordance with and subject to the terms and conditions of the Scheme and the Acquisition following completion of the Acquisition. You will have the right to potentially receive further payments (under the terms of the Acquisition, of up to a maximum aggregate amount of $4.90 per CVR); however, such payments will become due if and only if one or more CVR Payment Events occur in the future and will be in accordance with and subject to the terms of the CVR Agreement.

Accordingly, if you elect to exercise your Innocoll Superior Option, it is possible that the exercise price you pay will be greater than the cash payments you receive with respect to the Consideration.

5.2.4	How do I elect to exercise my Innocoll Superior Options (notwithstanding the immediate financial cost and risk of an overall financial loss)?

If you wish to exercise your Innocoll Superior Options, notwithstanding that you must pay the exercise price and will therefore incur an immediate financial cost, please contact Robin DeRogatis, Vice President, Global HR, Innocoll, by email to rderogatis@innocoll.com, no later than seven (7) days before the Effective Time, which is currently anticipated to be July 24, 2017 but which may be subject to change.

5.2.5	What will I receive if I do not elect to exercise my Innocoll Superior Option?

If you do not properly exercise your Innocoll Superior Option as set out above, it will be cancelled as at the Effective Time and will have no further effect and you will not be entitled to receive the Consideration or any other payment for such Innocoll Superior Option upon completion of the Acquisition.

5.3	Innocoll Underwater Options – exercise price greater than $6.65 – no payment or potential value to you – no action required of you

5.3.1	Proposal – Cancellable Innocoll Underwater Options: cancellation for no payment

All Innocoll Underwater Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, and that are cancellable by Innocoll in accordance with the terms on which they were granted, will be cancelled in full immediately prior to the Effective Time without any consideration becoming payable to you in respect thereof and will have no further force or effect.

5.3.2	Proposal – Non-Cancellable Innocoll Underwater Options: if exercised, Innocoll Shares subject to repurchase for amount equivalent to Consideration

If you hold Innocoll Underwater Options that, pursuant to the terms of the applicable award agreement do not permit or provide for the cancellation thereof in connection with the Acquisition, your Innocoll Underwater Options will not be cancelled. However, if you elect to exercise any such Innocoll Underwater Options following the Effective Time, any Innocoll Shares issued upon such exercise (including payment of the exercise price) will, pursuant to the Innocoll Constitution as it is proposed to be amended in connection with the Acquisition, be subject to acquisition by Gurnet Bidco (at Gurnet Bidco’s sole election) for the same or equivalent consideration per Innocoll Share as is payable to Innocoll Shareholders under and in accordance with the terms and conditions of the Scheme. If you exercise such Innocoll Underwater Options prior to the Effective Time, the Innocoll Shares issued and allotted upon such exercise will be dealt with as part of the Scheme.

5.3.3	How do I know if my Innocoll Underwater Option is Cancellable?

Your Innocoll Underwater Options are cancellable if they were granted pursuant to the Innocoll Holdings plc Amended and Restated 2015 Stock Option Plan or the Innocoll Holdings plc 2016 Omnibus Incentive Plan (the “Innocoll Plans”). If you hold Innocoll Underwater Options that were granted before March 30, 2016 under the Innocoll AG 2015 stock option plan and in respect of which you did not execute a new agreement in connection with Innocoll’s redomiciliation to Ireland or otherwise agree for your Innocoll Underwater Options to be subject to the Innocoll Plans (or if your Innocoll Underwater Options were otherwise granted other than pursuant to the Innocoll Plans and the terms of the applicable agreement do not permit cancellation in connection with the Acquisition) your Innocoll Underwater Options are not cancellable.

5.3.4	What do I need to do if my Innocoll Underwater Options are cancellable?

Nothing. The cancellation of your Innocoll Underwater Options will occur automatically immediately prior to the Effective Time pursuant to this Rule 15 Proposal and the Transaction Agreement, whether vested or not vested. Following such cancellation, the relevant Innocoll Underwater Options will have no further force or effect and you will not be entitled to receive any consideration therefor.

5.3.5	What do I need to do if my Innocoll Underwater Options are not cancellable?

You may agree in writing with Innocoll that your Innocoll Underwater Options may be cancelled in full in connection with the Acquisition. In such event, your Innocoll Underwater Options will be cancelled as of immediately prior to the Effective Time, without any payment to you, and following which cancellation, the relevant Innocoll Underwater Options shall have no further force or effect and you will not be entitled to receive any consideration therefor, consistent with the treatment of cancellable Innocoll Underwater Options. If you wish to enter into such an agreement, please contact Robin DeRogatis, Vice President, Global HR, Innocoll, by email to rderogatis@innocoll.com.

If you do not do anything, your non-cancellable Innocoll Underwater Options will remain outstanding following the completion of the Acquisition (subject to their terms) and will lapse on their normal expiration date or otherwise in accordance with their terms

5.3.6	What will happen if I exercise my non-cancellable Innocoll Underwater Options following the completion of the Acquisition?

If you exercise your non-cancellable Innocoll Underwater Options after the Acquisition, you incur an immediate cost because you will be required to pay the exercise price thereof. Under a proposed amendment to the Constitution of Innocoll, any Innocoll Shares issued upon the exercise of an Innocoll Underwater Option after the Acquisition will be subject to acquisition by Gurnet Bidco (at Gurnet Bidco’s sole election) for the same or equivalent consideration per Innocoll Share as is payable to Innocoll Shareholders under and in accordance with the Scheme. As a result, even if you were to exercise your Innocoll Underwater Option following the completion of the Acquisition, the aggregate maximum payment that you could receive in accordance with and subject to the terms and conditions of the Scheme, the Acquisition and the CVR Agreement (assuming the achievement of all CVR Payment Events) is $6.90 per Innocoll Share underlying the option, which is less than the exercise price of your Innocoll Underwater Options.

5.4	German Options – terminate, with your agreement, or, if exercised, Innocoll Shares subject to repurchase upon exercise for amount equivalent to Consideration.

5.4.1	Proposal:

The holders of over 80% of the German Options have already agreed to the termination of the German Option Agreement with respect to their German Options and the waiver of any rights and claims (whether past, current or future) which they have or may have under or in connection with that agreement with effect from the Effective Time. Those holders of over 80% of the German Options who have already agreed to such termination of the German Option Agreement (together, the “Terminating German Optionholders”) have not been paid any consideration for doing so.

If you are not a Terminating German Optionholder and you do not agree to the termination of the German Option Agreement and to irrevocably renounce and waive any rights and claims (whether past, current or future) you have or may have under or in connection with the German Option Agreement and irrevocably undertake not to exercise any rights under the German Option Agreement (on terms acceptable to Gurnet Point) prior to the Effective Time, then, under a proposed amendment to the Constitution of Innocoll, upon any exercise of your German Options following the Effective Time, the Innocoll Shares issued and allotted upon such exercise will be subject to acquisition by Gurnet Bidco (at Gurnet Bidco’s sole election) for the same or equivalent consideration per Innocoll Share as is payable to Innocoll Shareholders under and in accordance with the terms and conditions of the Scheme.

If you are a Terminating German Optionholder you are not required to take any action. This document is sent to you for information purposes only

5.4.2	What will happen if I am not a Terminating German Optionholder and I exercise my German Options following the completion of the Acquisition?

German Options are options to purchase Innocoll Shares that were granted under the German Option Agreement. The German Options currently have an exercise price equivalent to $7.00 per Innocoll Share, and are therefore “underwater” because the amount it would cost you to exercise the option is greater than the maximum cash payment that you could receive for the underlying Innocoll Shares as Consideration under the terms of the Acquisition.

If you are not a Terminating German Optionholder, your German Options will remain outstanding following the completion of the Acquisition (subject to their terms). However, if you were to exercise your German Options after the Acquisition you would incur an immediate loss (equal to the amount of the exercise price of the German Options) and, under a proposed amendment to the Constitution of Innocoll, the Innocoll Shares issued upon such exercise may be acquired by Gurnet Bidco (at Gurnet Bidco’s sole election) for the same or equivalent consideration per Innocoll Share as is payable to Innocoll Shareholders under and in accordance with the terms and conditions of the Scheme. If you are not a Terminating German Optionholder and you do not exercise your German Options, they will lapse on their expiration date in accordance with their terms.

5.4.3	What do I need to do if I want to agree to the termination of the German Option Agreement prior to the completion of the Acquisition?

As noted above, the holders of over 80% of the German Options (Terminating German Optionholders) have already agreed to the termination of the German Option Agreement with respect to their German Options and the waiver of any rights and claims (whether past, current or future) which they have or may have under or in connection with that agreement with effect from the Effective Time.

If you are not a Terminating German Optionholder you may similarly agree in writing with Innocoll to the termination of the German Option Agreement and to irrevocably renounce and waive any such rights or claims in connection with that agreement with effect from the Effective Time. In such event, you would cease to have any rights with respect to your German Options (including to receive any Innocoll Shares in respect thereof or to receive the Consideration) as of the Effective Time without any payment to you. If you wish to enter into such an agreement, please contact Robin DeRogatis, Vice President, Global HR, Innocoll, by email to rderogatis@innocoll.com.

5.5	Innocoll Restricted Shares

If you hold Innocoll Restricted Shares at the Effective Time, you will receive the Consideration for each Innocoll Restricted Share which shall be cancelled as of the Effective Time.

6	Tax Implications

6.1	You should take your own local, professional advice regarding the tax and other financial implications for you of the Proposals.

6.2
All amounts payable to you under the above proposals will be subject to any required withholding or deduction in respect of applicable taxes, social insurance contributions and other required deductions. To the extent that any amounts are so withheld/deducted and paid to the appropriate authorities, those amounts shall be treated as having been paid to you.

7	Amendment of Constitution

A special resolution will be put before the Innocoll Shareholders at the EGM convened in relation to the Scheme proposing that the Constitution of Innocoll be amended so that any Innocoll Shares allotted following the Voting Record Time will (depending on when they are allotted) either be subject to the terms of the Scheme or acquired by Gurnet Bidco for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders by Gurnet Bidco under and in accordance with the Scheme following completion of the Acquisition.

8	Independent Advice/Further Information

8.1	If you are in any doubt as to the contents of this letter, you should consult an appropriately authorised financial advisor.

8.2
If you require any further information in respect of the Scheme or the proposals set out above, or if you have mislaid your copy of the Proxy Statement, and would like a copy, you should contact Robin DeRogatis, Vice President, Global HR, Innocoll, by email to rderogatis@innocoll.com. The Proxy Statement is also available free of charge on the SEC’s website at www.sec.gov/edgar and at www.innocoll.com.

9	View of the Innocoll Board

The Innocoll Board, having been so advised by Piper Jaffray (financial adviser to Innocoll) as to the financial terms, considers the proposals described in this letter to be fair and reasonable.

In providing its financial advice to the Innocoll Board, Piper Jaffray has taken into account the commercial assessments of the Innocoll Board.

Yours faithfully

James Singleton	Jonathan Symonds

Director	Chairman

Lough Ree Technologies Limited	Innocoll Public Limited Company

Appendix

1.	Copies of the Innocoll Share Plans may be obtained by a participant in the relevant plan upon request to Robin DeRogatis, Vice President Global HR, Innocoll, by email to rderogatis@innocoll.com.

2.
Accidental omission to despatch this document to or failure to receive the same by, any person to whom it is addressed or should be despatched shall not invalidate the communication or the terms in it in any way.

3.	The terms set out in this letter and all action taken pursuant thereto shall be governed by and construed in accordance with Irish law.

4.
Receipt of documents will not be acknowledged. All documents and remittances sent by or to a holder of Innocoll RSUs, a holder of Innocoll Options, a holder of German Options and / or a holder of Innocoll Restricted Shares will be sent at that person’s risk.